As filed with Securities and Exchange Commission on June 16, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TASER International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0741227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17800 North 85th Street, Scottsdale, AZ 85255
(Address of Principal Executive Offices) (Zip Code)

2016 STOCK INCENTIVE PLAN
(Full title of the plan)
Douglas E. Klint
General Counsel and Secretary
TASER International, Inc.
17800 North 85th Street
Scottsdale, AZ 8525
(480) 991-0797
(Name, address and telephone number (including area code) of agent for service)
With a copy to:
Jeffrey E. Beck
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren Phoenix, Arizona 85004
(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($0.00001 par value) issuable under the TASER International, Inc. 2016 Stock Incentive Plan	3,618,685 (3)	$22.68	$82,071,776	$8,265

(1)
In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock on June 13, 2016.

(3)
Includes (a) 2,000,000 shares of the Registrant’s Common Stock that may be issued under the TASER International, Inc. 2016 Stock Incentive Plan (the “2016 Plan”), (b) 953,685 shares of the Registrant’s Common Stock (the “Carried Forward Shares”) that were not issued under the TASER International, Inc. 2013 Stock Incentive Plan and all other similar plans adopted by the Registrant in the past that have not yet lapsed or expired (collectively, the “Former Plans”) and that may be offered or sold under the 2016 Plan, and (c) 665,000 shares of the Registrant’s Common Stock that may be offered or sold under the 2016 Plan representing our estimate of future forfeited or terminated awards under the 2016 Plan and Former Plans that will become available for grant under the 2016 Plan.

TABLE OF CONTENTS

		Page
PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	1
Item 1.	Plan Information	1
Item 2.	Registrant Information and Employee Plan Annual Information	1
PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	1
Item 3.	Incorporation of Documents by Reference	1
Item 4.	Description of Securities	1
Item 5.	Interests of Named Experts and Counsel	1
Item 6.	Indemnification of Directors and Officers	1
Item 7.	Exemption From Registration Claimed	3
Item 8.	Exhibits	3
Item 9.	Undertakings	3
	Signatures
	EXHIBIT INDEX
	EX - 5.1
	EX - 23.1

INTRODUCTION
This Registration Statement on Form S-8 is filed by TASER International, Inc., a Delaware corporation (“TASER” or the “Registrant”), to register 3,618,685 shares of the Registrant’s common stock, par value $0.00001 per share (“Common Stock”), which may be offered or sold under the TASER International, Inc. 2016 Stock Incentive Plan (the “2016 Plan”).
Item 1. Plan Information.*
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 2. Registrant Information and Employee Plan Annual Information.*
* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2016 Plan covered by this Registration Statement prepared by TASER in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which the Registrant has previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

c)
The Registrant’s Current Reports on Form 8-K filed on January 22, 2016, February 29, 2016 and May 4, 2016, and May 27, 2016 (in each case, other than information that is furnished but that is deemed not to have been filed); and

d)
The description of the Registrant’s Common Stock, $0.00001 par value, contained in the Registrant’s Registration Statement on Form 8-A filed on March 7, 2001 (Reg. No. 333-556581), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission.
For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company is a Delaware corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of a corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Chancery Court or the court in which such action or suit was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court deems proper.
Further subsections of DGCL Section 145 provide that:
(1) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;
(2) any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders;
(3) expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate;
(4) the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and
(5) a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
The Company’s Certificate of Incorporation allows and its Bylaws require that the Company indemnify its directors and officers who are or were a party to, or are threatened to be made a party to, any proceeding (including a derivative action if the director or officer is not found liable to the Company), against all expenses reasonably incurred by a director or officer in connection with such a proceeding (including expenses, judgments, fines and amounts paid in settlement), if the director or officer acted in good faith, in a manner he or she believed was not opposed to the Company’s best interests and, with respect to a criminal proceeding, had no reason to believe that his or her conduct was unlawful.
The Company has entered into separate indemnification agreements with each of its directors and officers. The agreements provide for mandatory indemnification for and limit the liability of the Company’s directors and officers in serving the Company to the fullest extent permitted by the Delaware General Corporation Law. Specifically, under the agreements, the Company’s directors and officers will not be personally liable for monetary damages for their errors or omissions, except for liability for the breach of a director’s or officer’s duty of loyalty to the Company or its stockholders, for intentional misconduct or acts not in good faith, for making any unlawful distribution, for any transaction from which the director or officer derived an improper benefit, or for violating Section 16(b) of the Exchange Act or similar laws.
The Company’s Bylaws and indemnification agreements generally require that the Company advance to its directors’ and officers’ expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse the Company for such advances if it is ultimately found that the director or officer is not entitled to indemnification. The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The list of exhibits filed as part of this Registration Statement on Form S-8 is included in the Exhibit Index which is incorporated by reference herein.
Item 9. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 15th day of June, 2016.

TASER INTERNATIONAL, INC.

By: /s/ Douglas E. Klint
Douglas E. Klint
General Counsel and Corporate Secretary
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Patrick W. Smith and Daniel M. Behrendt, and each of them, with full power of substitution and with full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Signature	Title	Date

/s/ PATRICK W. SMITH	Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2016
Patrick W. Smith

/s/ DANIEL M. BEHRENDT	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2016
Daniel M. Behrendt

/s/ HADI PARTOVI	Director	June 15, 2016
Hadi Partovi

/s/ MARK W. KROLL	Director	June 15, 2016
Mark W. Kroll

/s/ MICHAEL GARNREITER	Director	June 15, 2016
Michael Garnreiter

/s/ RICHARD H. CARMONA	Director	June 15, 2016
Richard H. Carmona

Director
Judy Martz

Director
Bret S. Taylor

EXHIBIT INDEX

Exhibit Number	Description	Page or Method of Filing
4.1	Certificate of Incorporation, as amended	Filed as Exhibit 3.1 to Registration Statement on Form SB-2 effective May 11, 2001 (Registration No. 333.55658), and incorporated herein by reference
4.1.1	Certificate of Amendment to Certificate of Incorporation dated September 1, 2004	Filed as Exhibit 3.3 to Annual Report on Form 10-KSB filed on March 31, 2005, and incorporated herein by reference
4.2	Bylaws	Filed as Exhibit 3.2 to Annual Report on Form 10-K filed on March 7, 2016, and incorporated herein by reference
5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith
23.1	Consent of Independent Registered Accounting Firm	Filed herewith
23.2	Consent of Snell & Wilmer L.L.P	Filed with Exhibit 5.1
24.1	Power of Attorney	See Signature Page
99.1	TASER International, Inc. 2016 Stock Incentive Plan	Filed as Annex B to the Registrant’s 2016 Definitive Proxy Statement filed on April 15, 2016, and incorporated herein by reference